Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Clarient, Inc.:

We consent to the incorporation by reference in this registration statements on Form S-3 of Clarient, Inc. of our report dated November 3, 2009 (January 29, 2010 as to Note 10) with respect to the balance sheets of Applied Genomics, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2008, which report is included in the Current Report on Form 8-K/A of Clarient, Inc. filed with the Securities and Exchange Commission March 5, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BEASON & NALLEY, INC.

Huntsville, Alabama

March 16, 2010